NASB Financial, Inc.

                      NEWS RELEASE

Contact:  Keith B. Cox
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:
NASB Financial, Inc. Announces Financial Results

     Grandview, Missouri (May 12, 2004) - NASB Financial, Inc. (NASDAQ: NASB) announced today net income for the quarter ended March 31, 2004, of $7,095,000 or $0.84 per share. This compares to net income of $5,744,000 or $0.68 per share for the quarter ended December 31, 2003, and compares to net income of $5,879,000 or $0.70 per share for the quarter ended March 31, 2003.
     Net income for the six months ended March 31, 2004, was $12,839,000 or $1.52 per share, compared to net income of $10,934,000 or $1.30 per share for the six months ended March 31, 2003.
     NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. ("North American" or the "Bank"). North American operates five offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Lee's Summit, Springfield, St. Charles and St. Louis, Missouri as well as Overland Park, Leawood, and Lawrence, Kansas, and Davenport, Iowa.
                (Financial Highlights Schedule Attached)


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NASB Financial, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

                                                 Three months ended              Six months ended
                                        -------------------------------------  -----------------------
                                          3/31/04      12/31/03      3/31/03     3/31/04      3/31/03
                                        -------------------------------------  -----------------------
EARNINGS DATA:
Net interest income                    $   13,404       12,882       11,818       26,286       23,569
Provision for loan losses                      --           --           42           --           60
Non-interest income                         6,502        3,569        4,092       10,071        6,416
Non-interest expense                        8,733        7,224        6,309       15,957       12,151
Income tax expense                          4,078        3,483        3,680        7,561        6,840
                                           -------      -------      -------      -------      -------
   Net income                          $    7,095        5,744        5,879       12,839       10,934
                                           =======      =======      =======      =======      =======

FINANCIAL CONDITION DATA:
Total assets                           $ 1,332,566    1,217,396    1,112,569    1,332,566    1,112,569
Total loans and mortgage-backed
  and related securities                 1,253,465    1,149,197    1,005,600    1,253,465    1,005,600
Customer deposit accounts                  649,651      653,185      657,000      649,651      657,000
Stockholders' equity                       131,908      126,137      117,567      131,908      117,567


FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share                   $     15.60        14.92        13.93        15.60        13.93
Earnings per share                            0.84         0.68         0.70         1.52         1.30
Cash dividends paid per share                 0.20         0.85         0.17         1.05         0.32


Return on assets (annualized net income
  divided by total average assets)           2.23%        1.98%        2.12%        2.10%        2.09%

Return on equity (annualized net income
  divided by average stockholder's equity)  22.00%       18.12%       20.38%       19.80%       19.27%


Weighted average shares outstanding      8,455,469    8,452,312    8,438,653    8,453,882    8,433,041

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